As filed with the Securities and Exchange Commission on October 11, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CHURCH & DWIGHT CO., INC.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization) 500 Charles Ewing Boulevard, Ewing, NJ (Address of Principal Executive Offices)	13-4996950 (I.R.S. Employer Identification Number) 08628 (Zip Code)

Church & Dwight Co., Inc. Employee Stock Purchase Plan

(Full title of the plan)

Patrick D. de Maynadier

Executive Vice President, General Counsel and Secretary

Church & Dwight Co., Inc.

500 Charles Ewing Boulevard Ewing, NJ 08628

(609) 806-1200

(Name, address and telephone number, including area code, of agent for service)

with a copy to:

Louis Rambo, Esq.

Proskauer Rose LLP

1001 Pennsylvania Avenue NW, Suite East 600

Washington, D.C. 20004

(202) 416-6800

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

INTRODUCTION

This Registration Statement on Form S-8 (this “Registration Statement”) is filed by Church & Dwight Co., Inc, a Delaware corporation (the “Company” or the “Registrant”), to register 750,000 shares of the Company’s common stock, par value $1.00 per share (the “Common Stock”), which may be sold to eligible employees of the Company and its subsidiaries under the Church & Dwight Co., Inc. Employee Stock Purchase Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information

The documents containing the information specified in Part I of Form S-8 will be sent or given to employees of the Company as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents or designated portions thereof are incorporated herein by reference in this Registration Statement:

(a)

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as filed with the SEC on February 15, 2024 (including the portions of the Company’s definitive proxy statement for the Company’s 2023 annual meeting of stockholders incorporated by reference therein);

(b)

The Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024, filed with the SEC on May  2, 2024, and for the quarterly period ended June 30, 2024, filed with the SEC on August 2, 2024;

(c)	The Company’s Current Reports on Form 8-K filed with the SEC on May 6, 2024, May 17, 2024, July 9, 2024, July 25, 2024, and September 16, 2024, respectively; and

(d)

The description of the Company’s common stock, par value $1.00 per share (“Common Stock”) set forth in the Company’s Registration Statement on Form 8-A filed pursuant to Section 12(b) of the Exchange Act with the SEC on August 31, 1999, as subsequently amended or updated.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this Registration Statement and prior to the filing of a post-effective amendment to the Registration Statement that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference or deemed to be part of this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference in this Registration Statement modifies or replaces such statement. In no event, however, will any information that the Registrant discloses under Item 2.02 or Item 7.01 of any Current Report on Form 8-K that the Registrant may from time to time furnish to the Commission be incorporated by reference into, or otherwise become a part of, this Registration Statement. Any statement contained in a document that is deemed to be incorporated by reference or deemed to be part of this Registration Statement after the most recent effective date may modify or replace existing statements contained in this Registration Statement. Any such statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part of this Registration Statement.

The Registrant hereby undertakes to provide without charge to each person who has received a copy of the prospectus to which this Registration Statement relates, upon the written or oral request of any such person, a copy of any or all the documents that have been or may be incorporated by reference into this Registration Statement, other than exhibits to such documents (unless such exhibits are incorporated therein by reference).

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is organized under the laws of the State of Delaware. The General Corporation Law of the State of Delaware, as amended (the “GCL”), provides that a Delaware corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation in such capacity in another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. In the case of an action or suit brought by or in the right of the corporation, indemnification of any director, officer, employee and other agent against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit is permitted if such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation; however, no indemnification is permitted in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Delaware Court of Chancery, or the court in which such action or suit was brought, shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Article Seventh of the Registrant’s amended and restated certificate of incorporation, as amended (“Certificate of Incorporation”) provides for the indemnification of directors, officers, employees and agents of the Registrant to the fullest extent permitted by the GCL. A provision having the same general effect is contained in Article IX, Section 2 of the Registrant’s by-laws.

Under the GCL, a Delaware corporation has the power to purchase and maintain insurance on behalf of any director, officer, employee or other agent of the corporation or, if serving in such capacity at the request of the corporation, of another enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation has the power to indemnify such person against such liability under the GCL. Article Seventh of the Registrant’s Certificate of Incorporation authorizes the purchase of such insurance, and the Registrant’s has purchased directors and officers liability insurance. A Delaware corporation also may, with certain limitations, set forth in its certificate of incorporation a provision eliminating or limiting the personal liability of a director or certain officers to the corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director or officer, provided that such provision shall not eliminate or limit the liability of a director or officer (1) for any breach of the director’s or officer’s duty of loyalty to the registrant or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the GCL (relating to unlawful payments of dividends or stock repurchases), or (4) for any transaction from which the director or officer derived an improper personal benefit. Article Seventh of the Registrant’s Certificate of Incorporation includes such a provision.

In addition, the Registrant has entered into indemnification agreements with each of its directors against liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of a proceeding as to which they may be indemnified. These indemnification agreements are intended to be in addition to any other rights that the indemnitee may have under the Registrant’s Certificate of Incorporation, by-laws and applicable law.

The foregoing represents a summary of the general effect of the indemnification provisions of the GBCL, our articles of incorporation and such agreements and insurance. Additional information regarding indemnification of directors and officers can be found in the relevant provisions of the GBCL, our articles of incorporation and any pertinent agreements.

Item 7. Exemption From Registration Claimed.

Not Applicable.

Item 8. Exhibits.

The following exhibits are filed with or incorporated by reference in this Registration Statement.

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of the Company, incorporated by reference to Exhibit 3.1 to the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2020.

4.2	Amendment to the Company’s Amended and Restated Certificate of Incorporation, incorporated by reference to Exhibit 3.1 to the Company’s current report on Form 8-K filed on April 30, 2021.

4.3	Amendment to the Company’s Amended and Restated Certificate of Incorporation, incorporated by reference to Exhibit 3.1 to the Company’s current report on Form 8-K filed on May 6, 2024.

4.4	By-laws of the Company, amended and restated as of April 27, 2023, incorporated by reference to Exhibit 3.1 to the Company’s current report on Form 8-K filed on April 28, 2023.

5.1*	Opinion of Proskauer Rose LLP.

23.1*	Consent of Deloitte & Touche LLP.

23.2*	Consent of Proskauer Rose LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page to this Registration Statement).

99.1*	Church & Dwight Co., Inc. Employee Stock Purchase Plan.

107*	Filing Fee Exhibit.

*	Filed herewith.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that Paragraphs 1(i) and 1(ii) do not apply if the information required to be included in a post- effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Ewing, State of New Jersey on the 11th day of October, 2024.

CHURCH & DWIGHT CO., INC.

By:	/s/ Matthew T. Farrell
Matthew T. Farrell President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Matthew T. Farrell and Richard A. Dierker, or any one of them, as the undersigned’s true and lawful attorneys- in-fact and agents, with full power of substitution and revocation, for and in the undersigned’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Matthew T. Farrell	Chairman, President and Chief Executive Officer	October 11, 2024
Matthew T. Farrell

/s/ Bradlen S. Cashaw	Director	October 11, 2024
Bradlen S. Cashaw

/s/ Bradley C. Irwin	Director	October 11, 2024
Bradley C. Irwin

/s/ Penry W. Price	Director	October 11, 2024
Penry W. Price

/s/ Susan G. Saideman	Director	October 11, 2024
Susan G. Saideman

/s/ Ravichandra K. Saligram	Director	October 11, 2024
Ravichandra K. Saligram

/s/ Robert K. Shearer	Director	October 11, 2024
Robert K. Shearer

/s/ Michael R. Smith	Director	October 11, 2024
Michael R. Smith

/s/ Janet S. Vergis	Director	October 11, 2024
Janet S. Vergis

/s/ Arthur B. Winkleblack	Director	October 11, 2024
Arthur B. Winkleblack

/s/ Laurie J. Yoler	Director	October 11, 2024
Laurie J. Yoler

/s/ Richard A. Dierker	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	October 11, 2024
Richard A. Dierker

/s/ Joseph J. Longo	Vice President and Controller (Principal Accounting Officer)	October 11, 2024
Joseph J. Longo